Exhibit 99.1

BeiGene Announces European Medicines Agency Acceptance of Applications for BRUKINSA (zanubrutinib) in Chronic Lymphocytic Leukemia and Marginal Zone Lymphoma

The CLL filing is supported by two global Phase 3 trials of BRUKINSA in chronic lymphocytic leukemia covering both treatment-naïve and relapsed or refractory patient populations

BRUKINSA was granted approval by the European Commission for the treatment of Waldenström’s macroglobulinemia in November 2021

BASEL, Switzerland, CAMBRIDGE, Mass. and BEIJING—February 22, 2022—BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that the European Medicines Agency (EMA) has accepted for review two new indication applications for its BTK inhibitor BRUKINSA® (zanubrutinib) for the treatment of patients with chronic lymphocytic leukemia (CLL) and for the treatment of patients with marginal zone lymphoma (MZL).

“As a BTK inhibitor designed to maximize BTK occupancy and minimize off-target binding, BRUKINSA demonstrated improvements in ORR and advantages in overall cardiac safety compared to ibrutinib in the ALPINE study in patients with relapsed or refractory CLL. Together with results from the SEQUOIA study in front-line CLL, BRUKINSA has the potential to become a preferred treatment option for patients with CLL and MZL in the European Union,” commented Peter Hillmen, MBChB, Ph.D., Professor of Experimental Haematology at University of Leeds, and principal investigator of the ALPINE trial.

In November 2021, BRUKINSA received its first approval in the European Union (EU) for the treatment of adult patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy or for the first-line treatment of patients unsuitable for chemo-immunotherapy.

“Following BRUKINSA’s recent EU approval in WM, we are pleased that BRUKINSA is now under review for two more indications—CLL and MZL. We are confident in the broad clinical evidence from its global clinical development program and hope to bring this next-generation BTK inhibitor to CLL and MZL patients in the EU,” said Jane Huang, M.D., Chief Medical Officer of Hematology at BeiGene.

The application for in CLL is based on data included from two global Phase 3 trials of BRUKINSA in CLL—ALPINE (NCT03734016) comparing BRUKINSA to ibrutinib in relapsed or refractory (R/R) patients and SEQUOIA (NCT03336333) comparing BRUKINSA to bendamustine and rituximab in treatment-naïve (TN) patients. These two studies enrolled patients from a total of 17 countries, including the United States, China, Australia, New Zealand and multiple countries in Europe.

Results from the ALPINE trial and the SEQUOIA trial were reported at the 26th European Hematology Association (EHA2021) Virtual Congress in June 2021 and at the 63rd American Society for Hematology (ASH) Annual Meeting in December 2021, respectively.

The application for MZL is based on efficacy results from two single-arm clinical trials—MAGNOLIA (NCT03846427), a global pivotal Phase 2 trial in patients with R/R MZL who received at least one anti-CD20-based regimen, and BGB-3111-AU-003 (NCT02343120), a global Phase 1/2 trial. These two studies enrolled patients from a total of nine countries, including sites in the United States, China, Europe, Australia, and New Zealand. Results from the MAGNOLIA trial were reported at the 62nd ASH Annual Meeting in December 2020.

Added Gerwin Winter, Senior Vice President, Head of Commercial, Europe at BeiGene, “We are proud of the progress BeiGene has made in Europe over the past year, with a growing team across the continent. The acceptance of our applications for MZL and CLL bring us a step closer to broadening access to patients.”

About Chronic Lymphocytic Leukemia and Small Lymphocytic Lymphoma

Chronic lymphocytic leukemia (CLL) is the most common form of leukemia in the Western countries, accounting for approximately one third of all leukemia cases.1,2 In 2020, an estimated 30,000 new CLL patients were diagnosed in Europe.2,3 CLL begins in cells that become certain white blood cells (lymphocytes) in the bone marrow but then go into the blood. Proliferation of cancer cells (leukemia) in the marrow result in reduced ability to fight infection and spread into the blood, which affects other parts of the body including the lymph nodes, liver and spleen.4,5,6 The BTK pathway is a known route that signals malignant B cells and contributes to the onset of CLL.7 Small lymphocytic lymphoma (SLL) is a non-Hodgkin’s lymphoma affecting the B-lymphocytes of the immune system, which shares many similarities to CLL but with cancer cells found mostly in lymph nodes.8

About Marginal Zone Lymphoma

Marginal Zone lymphoma (MZL) is a group of indolent non-Hodgkin’s lymphomas (NHL) that begin in the marginal zones of lymph tissue, representing approximately 5-15 percent of all NHL cases in the Western world.9 There are three different subtypes of MZL: extranodal marginal zone B-cell lymphoma or mucosa-associated lymphoid tissue (MALT) which is most common; nodal marginal zone B-cell lymphoma which develops in the lymph nodes and is rare; and splenic marginal zone B-cell lymphoma which develops in the spleen, bone marrow, or both and is the rarest form of the disease.10

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is supported by a broad clinical program which includes more than 3,900 subjects in 35 trials across 28 markets. In November 2021, the European Commission approved BRUKINSA for the treatment of adult patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy or for the first-line treatment of patients unsuitable for chemo-immunotherapy. To date, BRUKINSA has received more than 20 approvals covering more than 40 countries and regions, including the United States, China, the EU and Great Britain, Canada, Australia and additional international markets. Currently, more than 40 additional regulatory submissions are in review around the world.

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 2,900 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 14,500 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the United States, China, the EU and U.K., Canada, Australia and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021 BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody tislelizumab in North America, Europe, and Japan. Building upon this productive collaboration, including a biologics license application (BLA) under FDA review, BeiGene and Novartis announced an option, collaboration and license agreement in December 2021 for BeiGene’s TIGIT inhibitor ociperlimab that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the planned commercialization and market access of BRUKINSA in the European Union and additional development, regulatory filings and potential approvals in other markets, the potential for BRUKINSA to provide improved clinical benefits with advantages in safety, the potential for BRUKINSA to become the preferred treatment option among patients with CLL and MZL in the European Union, the potential commercial opportunity for BRUKINSA, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Contacts
Investor Contact
Kevin Mannix
+1 240-410-0129
ir@beigene.com
Media Contact
Emily Collins
+1 201-201-4570
media@beigene.com

1 Annals of Oncology, Chronic lymphocytic leukaemia: ESMO Clinical Practice Guidelines for diagnosis, treatment and follow-up, October 19, 2020.

2 Wendtner CM, Dreger P, Gregor M, Greil R, Knauf W, Schetelig J, Steurer M, Stilgenbauer S. Chronic lymphocytic leukemia. Onkopedia guidelines 2012.

3 Globocan 2020. Available at https://gco.iarc.fr/today/data/factsheets/populations/908-europe-fact-sheets.pdf. Accessed February 2022.

4 American Cancer Society. Cancer Facts & Figures 2021. Atlanta; American Cancer Society; 2021. Available here: https://www.cancer.org/research/cancer-facts-statistics/all-cancer-facts-figures/cancer-facts-figures-2021.html.

5 Global Burden of Disease Cancer Collaboration. Global, Regional, and National Cancer Incidence, Mortality, Years of Life Lost, Years Lived With Disability, and Disability-Adjusted Life-Years for 29 Cancer Groups, 1990 to 2017. JAMA Oncol. 2019;5(12):1749-1768.

6 National Cancer Institute. Chronic Lymphocytic Leukemia Treatment (PDQ®)–Patient Version. Available here: Chronic Lymphocytic Leukemia Treatment (PDQ®)–Patient Version.

7 Haselager MV et al. Proliferative Signals in Chronic Lymphocytic Leukemia; What Are We Missing? Front Oncol. 2020; 10: 592205.

8 Cancer Support Community. Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma. Available at https://www.cancersupportcommunity.org/chronic-lymphocytic-leukemiasmall-lymphocytic-lymphoma.

9 Annals of Oncology, Marginal Zone Lymphomas: ESMO Clinical Practice Guidelines for diagnosis, treatment and follow-up, January 6, 2020.

10 Leukemia & Lymphoma Society, Marginal Zone Lymphoma. Available at: https://www.lls.org/research/marginal-zone-lymphoma-mzl.